UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                                                                                March 5, 2010

Merge Healthcare Incorporated
(Exact name of registrant as specified in its charter)

Delaware	39-1600938
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6737 West Washington Street, Suite 2250
Milwaukee, Wisconsin	53214
(Address of Principal Executive Offices)	(ZIP Code)

(414) 977-4000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 5, 2010, AMICAS, Inc., a Delaware company (“AMICAS”), accepted and executed the Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 28, 2010 by and among Merge Healthcare Incorporated, a Delaware corporation (“Merge”), Project Ready Corp., a Delaware corporation and wholly-owned direct subsidiary of Merge, and AMICAS, pursuant to which Merge will acquire all of the outstanding shares of AMICAS for $6.05 per share in cash, or an aggregate of approximately $248 million (the “Acquisition”).  The Merger Agreement was executed by AMICAS pursuant to the offer made by Merge on February 28, 2010 to acquire AMICAS pursuant to a tender offer subject to the terms and conditions of the Merger Agreement.

Under the terms of the Merger Agreement, Merge will commence a cash tender offer for all of AMICAS’s  outstanding common stock.   If the tender offer is consummated, Merge will then consummate a merger pursuant to which any untendered shares of AMICAS common stock (other than those shares held by AMICAS’ stockholders who have properly exercised their dissenters’ rights under Section 262 of the Delaware General Corporation Law) will be converted into the right to receive the same $6.05 per share cash price. The tender offer and merger are subject to certain closing conditions, including, but not limited to, a successful tender of approximately 54% of the outstanding shares of common stock of AMICAS, antitrust clearance and other regulatory approvals. There is no financing condition to the consummation of the Acquisition.

Both the AMICAS and Merge have the right, under certain circumstances, to terminate the Merger Agreement. The Merger Agreement provides that, upon termination under specified circumstances, AMICAS would be required to pay Merge a termination fee of 4% of the aggregate consideration to be paid in the tender offer and the merger, depending on the timing and circumstances of the termination and, under certain circumstances, to reimburse Merge for an amount not to exceed $3.0 million for transaction expenses incurred by Merge and its affiliates. AMICAS’s reimbursement of Merge’s expenses would reduce the amount of any required termination fee that becomes payable by AMICAS.  The Merger Agreement also provides that, upon termination under specified circumstances, Merge would be required to pay AMICAS a termination fee of $25.7 million.   The payment of the $25.7 million termination fee, and up to an additional $24.3 million of liability, if damages incurred exceed $25.7 million, shall be the sole and exclusive remedy of AMICAS, its subsidiaries, stockholders, affiliates, officers, directors, employees and representatives against Merge for any loss suffered as a result of the failure of the Merger to be consummated or any other liabilities or obligations arising under the Merger Agreement.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which was filed as Exhibits 99.2 to the Current Report on Form 8-K of Merge filed on March 4, 2010 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about AMICAS and Merge. The representations, warranties and covenants contained in the Merger Agreement have been made only for purposes of the Merger Agreement and as of specified dates, are for the benefit of the parties to the Merger Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of AMICAS or Merge or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Merge’s or AMICAS’s public disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

March 10, 2010	/s/ Ann Mayberry-French
By: Ann Mayberry-French
Title: General Counsel